EXHIBIT 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

EUROPEAN APPROVAL OF REMODULIN DELAYED

Research Triangle Park, NC, September 22, 2003: United Therapeutics Corporation (NASDAQ:UTHR) announced today that it has been informed that the General Commission of the French Regulatory Agency has recommended that Remodulin not be approved in France based on insufficient demonstration of clinical efficacy for the claimed indication.

“We remain firmly committed to gaining marketing approval in Europe and will respond once we have received formal notice,” said Roger A. Jeffs, Ph.D., President and Chief Operating Officer of United Therapeutics. “We have a range of options available to us, including providing additional data, seeking revised labeling, and withdrawing the application in France in order to file in another European Union country. While we do not expect regulatory approval in Europe in the near term, we do expect European ‘named patient’ revenues to continue given that we are continuing to pursue regulatory approval in Europe.”

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

In addition to historical information, this press release contains forward-looking statements about expectations regarding marketing approval for Remodulin in Europe and for continuing Remodulin ‘named patient’ revenue which are based on United Therapeutics’ beliefs and expectations as to future outcomes. These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q,. United Therapeutics is providing this information as of September 22, 2003 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.